Exhibit 1(C)

Amended and Restated Schedule A

MORGAN STANLEY ETF TRUST

September 28, 2023

Series of Shares

Calvert International Responsible Index ETF

Calvert US Large-Cap Core Responsible Index ETF

Calvert US Large-Cap Diversity, Equity and Inclusion Index ETF

Calvert US Mid-Cap Core Responsible Index ETF

Calvert US Select Equity ETF

Calvert Ultra-Short Investment Grade ETF

Eaton Vance Ultra-Short Income ETF

Eaton Vance High Yield ETF

Eaton Vance Intermediate Municipal Income ETF

Parametric Hedged Equity ETF

Parametric Equity Premium Income ETF

Eaton Vance Total Return Bond ETF

Eaton Vance Short Duration Municipal Income ETF

Eaton Vance Floating-Rate ETF